Exhibit 99.1

DOR BioPharma, Inc.
850 Bear Tavern Road, Suite 201
Ewing, NJ 08628
www.dorbiopharma.com

DOR BioPharma Reports Third Quarter 2007 Financial Results

EWING, NJ – November 14, 2007 - DOR BioPharma, Inc. (OTCBB: DORB) (“DOR” or the “Company”) announced today its financial results for the third quarter ending September 30, 2007.

Revenues for the third quarter of 2007 were approximately $0.4 million compared to $0.1 million in the third quarter of 2006.  For the nine months ended September 30, 2007, revenue was $0.9 million, compared with $1.6 million for the same period in 2006.  The decrease was attributed to accelerated National Institute of Allergy and Infectious Diseases (NIAID) grant milestone revenues that were recorded in the first quarter of 2006.  The revenue for 2007 resulted from a second NIAID grant that was received for RiVaxTM in September 2006 for $5.2 million, a NIAID Small Business Innovation Research (SBIR) grant for BT-VACCTM that was received in September 2006 for $0.5 million, as well as the original $6.5 million NIAID grant award dated September 2004 for RiVaxTM.

The Company’s net loss for the third quarter of 2007 was approximately $1.2 million, or $0.01 per share, compared to $1.4 million, or $0.02 per share for the third quarter of 2006. For the nine months ended September 30, 2007, the Company’s net loss was $5.0 million, or $0.06 per share compared with $6.4 million or $0.10 per share for the same period in 2006. This decrease in the net loss is primarily attributed to higher costs in 2006 associated with regulatory and consultant costs in connection with the preparation and filing of the New Drug Application (NDA) filing for orBec® (oral beclomethasone dipropionate) in the treatment of gastrointestinal Graft-versus-Host disease (GI GVHD), the in-process research and development expense of $1.0 million for acquiring all of the outstanding common stock of Enteron that the Company did not already own, and an impairment expense for intangibles of $0.8 million.

Research and development expenses for the third quarter of 2007 were $0.6 million, compared with $0.8 million for the third quarter of 2006. For the nine months ended September 30, 2007, research and development expenses were $2.6 million, compared with $3.8 million for the same period in 2006.  Costs in 2007 were primarily due to expenses related to the regulatory review of the orBec® NDA as well as preparation for United States Food and Drug Administration (FDA) and European regulatory matters. The decrease in research and development spending was primarily the result of the aforementioned impairment expense for intangibles of $0.8 million in 2006.

General and administrative expenses for the third quarter of 2007 were $0.8 million, compared with $0.7 million for the third quarter of 2006. For the nine months ended September 30, 2007, general and administrative expenses were $2.8 million, compared with $2.1 million for the same period in 2006.  The increase was primarily due to a $0.3 million non-cash charge as a result of a stock issuance and increased expenses for public and investor relations of approximately $0.2 million.

Christopher J. Schaber, PhD, President and CEO of DOR stated, “We are obviously very disappointed that orBec® was not approved by the FDA last month.  Having said that, we strongly believe that orBec® elicits a clear clinical benefit and has the potential to address the overwhelming need for a safe and effective treatment for patients suffering from GI GVHD.  We will continue to work with the FDA to move the orBec® clinical trials forward to ensure that it reaches patients as soon as possible.  We are also optimistic about the prospects for orBec® in its Phase 2 clinical trial for the prevention of acute GVHD as well as for its other potential applications in chronic GVHD and radiation enteritis.  Furthermore, we are continuing to actively pursue all avenues of business development including potential orBec® licensing deals and M&A alternatives.”

DOR’s Third Quarter 2007 Highlights:

•
On September 25, 2007, DOR announced that the United States Patent and Trademark Office issued a Notice of Allowance of patent claims based on US Patent Application #09/433,418 entitled “Topical Azathioprine for the Treatment of Oral Autoimmune Diseases.”

•	On September 17, 2007, DOR announced that a clinical review of its drug orBec® in the treatment of GI GVHD was published in the peer-reviewed medical journal Expert Review of Clinical Immunology.

•
On September 12, 2007, DOR announced that its academic partner, the Fred Hutchinson Cancer Research Center, received a $1 million grant from the NIH to conduct preclinical studies of oral beclomethasone dipropionate (oral BDP, also the active ingredient in orBec®) for the treatment of gastrointestinal radiation injury.

•	On July 30, 2007, DOR announced a $940,000 FDA Orphan Products Grant for Clinical Development of RiVax™, its vaccine against ricin toxin.

•	On July 18, 2007, DOR announced that it had received notification from the FDA that the action date for the FDA’s review of the NDA for orBec® for GI GVHD had been extended to October 21, 2007.

•
On July 12, 2007, DOR announced that patient enrollment commenced in a randomized, double-blinded, placebo-controlled Phase 2 clinical trial of orBec® for the prevention of acute GVHD after allogeneic hematopoietic cell transplantation (HCT) with myeloablative conditioning regimens.

•	On July 6, 2007, DOR announced that it had successfully completed its current Good Manufacturing Practices (cGMP) milestone for the production of RiVaxTM.

•
On July 2, 2007, DOR announced that the first results from the testing of a multivalent form of its botulinum toxin vaccine, BT-VACC™, had been published in the journal Infection and Immunity (Ravichandran et al., 2007, Infection and Immunity, v. 75, p. 3043). These results were the first that described the protective immunity elicited by a multivalent vaccine that is active by the mucosal route.

Subsequent Events:

•
On October 19, 2007, DOR announced that it received a not approvable letter from the FDA for its lead product orBec® for treatment of acute GI GVHD, a common and potentially life-threatening complication of HCT.

•	On October 9, 2007, DOR announced that a summary of all clinical trials to date with its drug orBec® had been published in the peer-reviewed medical journal Expert Opinion on Investigational Drugs.

•	On October 2, 2007, DOR announced that it had completed the relocation of its corporate offices to Ewing, New Jersey from Miami, Florida.

•	During October 2007, DOR had warrant and option exercises for common stock resulting in cash proceeds of approximately $577,000.

About DOR BioPharma, Inc.

DOR BioPharma, Inc. (DOR) is a biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. DOR’s lead product, orBec® (oral beclomethasone dipropionate), is a potent, locally-acting corticosteroid being developed for the treatment of GI GVHD, a common and potentially life-threatening complication of bone marrow transplantation.  DOR filed an NDA for orBec® with the FDA for the treatment of acute GI GVHD and has recently received a not approvable letter.  An MAA (Marketing Authorization Application) with the EMEA (European Medicines Evaluation Agency) has also been validated and is under review.  orBec® is currently the subject of an NIH supported, Phase 2, randomized, double-blind, placebo-controlled trial in the prevention of acute GVHD.  orBec® may also have application in treating other gastrointestinal disorders characterized by severe inflammation.  DOR has recently initiated a development program with its Lipid Polymer Micelle (LPM™) oral drug delivery technology for the oral delivery of leuprolide for the treatment of prostate cancer and endometriosis, as well as a development program with its oral azathioprine technology for the treatment of oral GVHD.

Through its Biodefense Division, DOR is developing biomedical countermeasures pursuant to the Project BioShield Act of 2004. DOR’s biodefense products in development are recombinant subunit vaccines designed to protect against the lethal effects of exposure to ricin toxin and botulinum toxin. DOR’s ricin toxin vaccine, RiVaxTM, has been shown to be well tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma, Inc.'s current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential use of orBec® for the treatment of gastrointestinal GVHD and the prospects for regulatory filings for orBec®. Where possible, DOR has tried to identify these forward-looking statements by using words such as "anticipates," "believes," "intends," or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective, that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the US Government or other countries, that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: the FDA's requirement for additional clinical trials to demonstrate the safety and efficacy of orBec® will take a significant amount of time and money  to conduct and positive results leading to regulatory approval cannot be assumed; DOR is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; orBec® may not gain market acceptance if it is eventually approved by the FDA; and others may develop technologies or products superior to orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR's most recent reports on Form 10-QSB and Form 10-KSB.  DOR assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, and changes in circumstances or for any other reason.

Company Contact:                                            Media Contact:
Evan Myrianthopoulos                                   Helen Shik or Wendy Ryan
Chief Financial Officer                                     Schwartz Communications
(609) 538-8200                                                    (781) 684-0770
emyrian@dorbiopharma.com                          dorbiopharma@schwartz-pr.com
#   #   #